PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Gregory J. Kreis, President & CEO
Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone: 315 343 4100

Bridge Street Financial, Inc. Announces 2nd Quarter Financial Results

Oswego, New York July 26, 2006. Bridge Street Financial, Inc. (the “Company”) (NASDAQ: OCNB), the holding company for Oswego County National Bank (the “Bank”), reported a net loss of $11,000 for the quarter ended June 30, 2006 compared to net income of $339,000 for the same period of 2005. The net loss for the quarter ended June 30, 2006 was the result of $347,000 of expense for costs associated with the acquisition of the Company by Alliance Financial Corporation and an increase in the effective tax rate due to the non-deductibility of the acquisition related expenses. Bridge Street Financial’s second quarter results in 2005 included $70,000 of net security gains on securities transactions as compared to no gains in 2006. Net income for the six month period ended June 30, 2006 was $213,000 compared to $529,000 for the same period in 2005. Diluted earnings per share for the six month period ended June 30, 2006 were $0.09 compared to $0.21 in 2005.

Net interest income for the quarter ended June 30, 2006 increased 1.0% to $1,858,000 compared to $1,839,000 for the same period in 2005. The increase in net interest income resulted primarily from an increase in loans outstanding and increased yield on loans, which were partially offset by increased interest expense on interest bearing deposits and a reduction in securities. Net interest margin for the second quarter of 2006 decreased 12 basis points to 4.04% compared to the same period in 2005 and 3 basis points compared to the first quarter of 2006. Non-interest income for the quarter ended June 30, 2006 increased by $52,000 to $1,348,000 compared to $1,296,000 for the same period in 2005. Non interest income in 2005 included $70,000 of net gains from the sale of securities. No securities gains were recorded in second quarter of 2006. The provision for loan losses for the quarter ended June 30, 2006 was $124,000 compared to $126,000 for the same period in 2005. Operating expenses for the second quarter of 2006 increased $424,000 over the same period in 2005 due primarily to the previously mentioned $347,000 of expense incurred related to costs associated with the planned acquisition of the Company by Alliance Financial Corporation.

Total assets increased by $3.0 million to $231.5 million at June 30, 2006 compared to $228.5 million at December 31, 2005. The growth in total assets is due primarily to the Company’s 2.6% growth in loans and an increase in premises and equipment. Total loans increased $3.8 million to $152.9 million and premises and equipment increased $1.4 million due primarily to expenditures for a replacement branch in Oswego. The Company funded loan growth primarily from deposit growth. Total deposits increased by $3.6 million to $178.2 million at June 30, 2006 compared to $174.5 million at December 31, 2005. The allowance for loan losses as a percentage of nonperforming loans was 118.72% at June 30, 2006 compared to 133.59% at December 31, 2005.

Return on average assets was 0.19% for the six months ended June 30, 2006 compared to 0.49% for the same period in 2005. Return on average equity for the six months ended June 30, 2006 was 1.62% compared to 3.64% for the same period in 2005.

Gregory J. Kreis, President and CEO, said that, “As stated above, the decline in net income is directly attributable to expenses related to the proposed merger with Alliance Financial Corporation. At this time all regulatory applications for approval of the transaction have been filed and both we and Alliance have scheduled shareholder meetings to vote on the proposed merger on September 20th. Assuming that the companies receive the approval of shareholders and regulatory authorities, the transaction is scheduled to close early in the fourth quarter.”

Kreis went on to say that, “On July 2nd we opened our newest branch on Route 104 East in Oswego. The branch replaces the one that had been located inside the P&C Supermarket very near the new location. The branch offers multiple drive-through lanes, a drive-through ATM and a lobby ATM, and a customer friendly interior providing full service banking. There will be a ribbon cutting and grand opening celebration the week of July 24th. The branch will continue to offer seven day banking convenience with extended afternoon and evening hours that customers had come to enjoy at the P&C location.”

The Board of Directors of Bridge Street Financial, Inc., declared a regular quarterly dividend of nine cents per share to shareholders of record on August 1, 2006 and payable on or about August 23, 2006.

Bridge Street Financial, Inc. is the holding company of Oswego County National Bank and Ladd’s Agency. Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and seven branches in Oswego, Fulton, Pulaski, Brewerton, North Syracuse, and Liverpool, New York.

This press release may contain forward-looking statements based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and assumptions made by management. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seems”, “estimates”, “may”, “could”, or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

BRIDGE STREET FINANCIAL, INC.
FINANCIAL DATA (Unaudited)
June 30, 2006

(Dollars in thousands, except per share data)

	For the quarter ended			For six months ended
Income Statement Data:	6/30/2006	3/31/2006	6/30/2005	6/30/2006	6/30/2005

Interest income	$3,020	$2,895	$2,660	$5,915	$5,190
Interest expense	1,162	1,072	821	2,234	1,622
Net interest income	1,858	1,823	1,839	3,681	3,568
Provision for loan losses	124	117	126	241	242
Net interest income
after provision for losses	1,734	1,706	1,713	3,440	3,326

Noninterest income	1,348	1,211	1,296	2,558	2,312
Operating expenses	3,028	2,660	2,604	5,687	4,998
Income before taxes	54	257	405	311	640
Income taxes	65	33	66	98	111

Net (loss) income	($11)	$224	$339	$213	$529

Basic earnings per share	-	0.10	0.14	0.09	0.22
Diluted earnings per share	-	0.10	0.14	0.09	0.21

Interest rate spread (a)	3.58%	3.65%	3.80%	3.62%	3.65%
Net interest margin (a)	4.04%	4.07%	4.16%	4.06%	4.05%
Return on average assets	-0.02%	0.40%	0.61%	0.19%	0.49%
Return on average equity	-0.17%	3.41%	4.82%	1.62%	3.64%

Balance Sheet Data:	6/30/2006	3/31/2006	6/30/2005	12/31/2005

Investments	$39,563	$41,018	$46,905	$43,671
Loans	152,940	150,613	140,126	149,127
Allowance for loan losses	(1,471)	(1,438)	(1,388)	(1,376)
Total assets	231,527	227,400	219,646	228,504

Deposits	178,156	174,033	165,425	174,538
Borrowings	22,048	22,084	22,502	22,120
Shareholders' equity	25,851	26,254	26,566	26,147
Shares outstanding, net (b)	2,263,663	2,260,488	2,270,527	2,256,085
Book value per share	11.42	11.61	11.70	11.59

Nonperforming assets
to total assets (c)	0.54%	0.69%	0.28%	0.45%
Allowance to nonperforming loans	118.72%	92.18%	226.43%	133.59%
Equity to assets	11.17%	11.55%	12.09%	11.44%

(a) Includes tax equivalent adjustment for the Company's tax-exempt securities income.
(b) Reduced by unvested restricted shares, unallocated ESOP shares and treasury shares.
(c) Nonperforming assets include nonaccrual loans, accruing loans over 90 days past due, restructured loans and other real estate owned.